Media Contact:	Investor Relations Contact:
Miranda Foster	Michael Melnyk
Commvault	Commvault
646-370-9785 mfoster@commvault.com	732-728-5380 ir@commvault.com

Commvault Acquires Hedvig to Accelerate its
Strategic Vision

Acquisition Addresses Challenges with the Acceleration of Data Fragmentation

Tinton Falls, N.J. – September 4, 2019 - Commvault (NASDAQ: CVLT), a leading provider of software for the management of data across cloud and on-premises environments, today announced that it has entered into a definitive agreement to acquire software-defined storage (SDS) innovator, Hedvig, for total consideration of $225 million, which includes the purchase price and ongoing employee retention.

Gartner expects that by 2023, software-defined storage (SDS) instantiations of vendor storage OSs running in the cloud will become the dominant method of building multi cloud storage infrastructures.

This move to cloud and multi cloud environments, together with cloud native applications is driving competitive advantage for companies of all sizes; yet the acceleration of data fragmentation is negatively impacting business outcomes. This rapid data growth, generated from a variety of sources stored both within on-premises environments and in the cloud will continue to create significant governance, security and management challenges.

“Multi cloud data management is a hard problem for customers to solve, and that translates to value. Commvault’s acquisition of Hedvig is an astute strategic move that allows Commvault to differentiate and enhance its offerings - which broadens its addressable market. We believe this increases the value Commvault can bring to these increasingly complex customer problems,” said Crawford Del Prete, President, IDC.

“This acquisition demonstrates how Commvault is leading the way towards the intersection of storage and data management,” said Sanjay Mirchandani, Commvault CEO. “We believe joining Hedvig’s innovative software-defined storage capabilities with Commvault’s industry leading data protection reduces fragmentation and leapfrogs other solutions in the market.”

For years, Commvault has evolved its portfolio to help thousands of long-standing customers of all sizes globally protect, manage and use their data more effectively. This is demonstrated by the 600+ petabyte of data managed by Commvault software in the cloud today.

Hedvig drives significant operational efficiency, addresses the data sovereignty problems stemming from data governance laws, and enables hybrid cloud and multi cloud capabilities natively. Operational efficiency is achieved via complete protocol consolidation (block, file, and object storage) on a single platform. “Being completely software based, the Hedvig platform can span multiple data centers across multiple physical geographies including disparate cloud environments,” said Avinash Lakshman, Hedvig

CEO. “This may be the most comprehensive solution ever unleashed into enterprise data centers and public cloud environments.”

Hedvig was founded in 2012 by Avinash Lakshman, the inventor of Apache Cassandra and one of the inventors of Amazon Dynamo. The proposed acquisition is expected to close in Commvault’s fiscal third quarter, subject to certain closing conditions. The transaction is expected to be slightly dilutive to Commvault’s FY’20 non-GAAP EPS and accretive to FY’21 non-GAAP EPS.

“Hedvig’s technology is in its prime. It has been market tested and proven. We believe that the convergence of storage, multi cloud, and cloud native technologies, combined with our leadership in data management will accelerate the movement towards modern applications built on containers and microservices. Commvault will set the bar for the unification of storage and data management for the future,” Mirchandani added.

Investor Conference Call Information
Commvault will host a conference call to discuss the acquisition today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time). Participants may access the call by dialing 844-742-4247 (Domestic) or 661-378-9470 (International) and using conference ID 4559896. The live webcast and replay will be available under the “Investor Events” section of the Commvault website. An archived webcast will also be available on our website.

About Commvault
Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,300 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

About Hedvig
Hedvig provides software-defined storage for enterprises building private, hybrid, or multi cloud environments. The Hedvig Distributed Storage Platform is designed to standardize primary and secondary workloads, thereby driving significant operational efficiency. It consolidates block, file, and object into a single, API-driven platform that keeps pace with ever-growing data needs. Hedvig's patented technology forms a distributed, scale-out cluster that transforms commodity servers or cloud computing into a flexible foundation for bare metal, hypervisor, and container infrastructure. For more information about Hedvig, visit www.hedvig.io

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Safe Harbor Statement: Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

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